UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
_________________

Date of Report: August 29, 2011
(Date of earliest event reported)

TEMPLE-INLAND INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-08634	75-1903917
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1300 MoPac Expressway South, 3rd Floor
Austin, Texas 78746
(Address of Principal Executive Offices, including Zip code)

(512) 434-5800
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

Bogalusa Mill Restart

Temple-Inland Inc. (the “Company”) has received approval from the Louisiana Department of Environmental Quality to restart its paper mill located in Bogalusa, Louisiana. The Company estimates the downtime at the Bogalusa mill from the outage to be approximately 50,000 tons at a cost (including downtime) of approximately $20 million.

Guaranty Financial Group

As we recently disclosed, the Company was named as a defendant in a lawsuit filed in the United States District Court for the Northern District of Texas captioned Tepper v. Temple-Inland Inc., Case 3:11-cv-02088-D (filed August 22, 2011).  This lawsuit alleges, among other things, that the Company and certain of its affiliates, officers, and directors caused the failure of Guaranty Financial Group and its wholly-owned subsidiary, Guaranty Bank (collectively, “GFG”).  Since the bankruptcy of GFG, we have consistently disclosed that a claim may be filed against us and that we do not believe we have any liability related to the spin-off of GFG.

For the reasons stated below, we believe the complaint in this lawsuit represents an exercise in 20-20 hindsight that is neither factually supportable nor legally sustainable.  It disregards the overwhelming contemporaneous belief of the markets in the financial soundness of GFG at the time it was spun off.  Further, the Company believes that the huge amounts of alleged damages sought by the complaint and discussed in press releases issued by the market speculator plaintiffs are not factually supportable and include substantial alleged damages for ordinary course dividends paid and internal corporate realignments made in years when GFG and the financial services industry were achieving record profits.

The spin-off of GFG was part of a larger transformation plan the Company announced in February 2007 and completed at the end of 2007.  The transformation plan included the spin-offs of GFG and the Company’s real estate group, now known as Forestar Group Inc., and the sale of 1.55 million acres of the Company’s strategic timberlands.  The transformation plan sought to enhance shareholder value and was supported by, and in many instances advocated by, the shareholders of the Company.  An important element of the plan was to enable each of the three companies, including GFG, to better develop their respective businesses.

The Company’s process to prepare GFG for the spin-off included ensuring that it would meet or exceed the financial safety and soundness standards that would enable its primary regulator to categorize GFG as “well capitalized.”  As part of this process, GFG management met regularly with its primary regulator to discuss the terms of the transformation plan as they were being developed as well as progress toward completion of the plan.  The extensive analysis and consideration of the plan by the Company’s management and board of directors included receiving advice from financial advisors and an opinion from a qualified advisor as to the solvency of GFG.  In reaching that opinion, the advisor utilized a variety of sensitivity analyses in assessing GFG and its assets and liabilities.

The transformation plan and the spin-off of GFG were well-received by the financial market, which thereby confirmed GFG’s financial soundness.  As of the consummation of the spin-off, GFG had an equity market capitalization of over $550 million and it continued to meet or exceed the standards for classification as “well-capitalized” until at least September 30, 2008.  Even when the effects of the broad financial crisis were evident in 2008, nonetheless GFG successfully raised $600 million in new capital from extremely sophisticated investors, approximately half of which was equity and half subordinated debt, in mid-2008.

Unfortunately, when the unprecedented financial crisis worsened toward the end of 2008, the mortgage-backed securities (“MBS”) portfolio held by GFG both before and after the spin-off, all of which MBS were AAA rated at the time they were acquired, was deemed to have declined in value to an extent neither the Company nor other financial services industry participants anticipated.  Similar events caused unprecedented capital shortfalls at numerous other financial institutions.

For these and other reasons that will be fully developed in the legal proceeding, the Company believes the claims made in this lawsuit are without merit and will vigorously defend this case.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEMPLE-INLAND INC.
Date: August 29, 2011	By:	/s/ J. Bradley Johnston
		Name:	J. Bradley Johnston
		Title:	Chief Administrative Officer